Exhibit 10.1

September 15, 2006

Richard Greene

2973 Hilltop Drive

Chaska, MN 55318

Dear Rick:

To confirm our discussion of September 14, I am pleased to extend to you an offer for the position of Chief Financial Officer at Deluxe. As we discussed, you will be reporting directly to me as a member of the Corporation’s Executive Leadership Team (ELT) assisting me with overall corporate direction and management.

The following is a summary of the offer. The summary and enclosures reflect currently available benefits, which, subject to the terms of any applicable agreement and plan document, are subject to change or discontinuation at the discretion of the Company and/or its board of directors. The benefits are provided subject to a recipient meeting applicable terms and conditions of employment and benefit eligibility, many of which, including your status as an employee-at-will, are more fully explained in additional Company documents.

Start Date

As we discussed, we will plan on you beginning employment on [October 1]. We will formally introduce you to our board at the next Board of Directors meeting on October 25th.

Base Salary

In this position your annualized base salary will be $350,000, payable as earned at the rate of $14,583.33 semi-monthly. As is customary with most publicly held corporations, the Company’s Compensation Committee of the Board is responsible for approving salaries, bonus targets and formulas, and stock-based incentive compensation.

Personal Choice Plan

As an executive with Deluxe you will be eligible to participate in the Personal Choice Plan. Under the current terms of this Plan, you will receive $3,750 paid in the middle pay period each quarter ($15,000 annually) to cover personal expenses incurred while performing your normal duties of CFO. This covers, but is not limited to, the use of your personal vehicle, home office, cell phone, etc.

Annual Bonus

In 2007, you will be eligible to participate in an Annual Incentive Plan under which your target incentive compensation will be 50% of your base salary, subject to the requirements of the plan (AIP Target). The plan provides for an upside maximum of 200% of the AIP Target based on the formula applicable to the Company’s officers.

Richard Greene

September 15, 2006

In 2006, due to the Company’s unique circumstances, you will be eligible for a bonus equivalent to up to 25% of the AIP Target based on your earned base salary in 2006 and the Company’s financial performance for the year, subject to the approval of the Company’s Compensation Committee of the Board.

Long-Term Incentive Program

In 2007, you will become eligible for the Company's Long-Term Incentive Program at a participation level consistent with other positions at your pay grade in the organization. The Program currently provides for the award of restricted stock and stock options subject to the approval of the Company’s Compensation Committee of the Board.

Deferred Compensation Plan

You may defer up to 100% of base salary (less applicable deductions) and up to 50% of your bonus payout into a deferred compensation program which has multiple investment options from which to choose. You will be eligible to participate in this plan in 2007.

Financial Planning Assistance

As an executive, you will be provided assistance with financial planning and tax assistance. This program currently provides for reimbursement of up to $9,000 for approved expenses, plus a tax gross up, resulting in a maximum annualized value of approximately $16,000.

Executive Physical

As an executive of the Company, Deluxe will pay for annual physical examinations at the Mayo Clinic.

Benefits

Upon employment, you will be eligible for the full range of insurance coverage, including life, medical, dental, vision, short and long-term disability. Each of these plans has a specific waiting period and other requirements for participation.

Paid Time Off (PTO)

Upon employment, you will begin to accrue paid time off at the rate of 280 hours annually, based on your anniversary date, to be used for vacation, sick, holiday and personal time off. This will be awarded at the rate of 11.66 hours semi-monthly, while actively employed. Following 30 days of active employment, you will be eligible to use any accrued PTO hours.

Relocation

In the event that you should choose to relocate closer to Deluxe during the first twelve months of employment, we will reimburse your relocation expenses to a maximum amount of $50,000 payable upon submission of appropriate receipts. This includes: old/new home closing costs (including realtor fees), new home inspection, and the movement of household goods.

Retirement Plan

The Company’s Retirement Plan is made up of two plans: a 401(k) and Profit Sharing Plan; and a Defined Contribution Pension Plan.

Severance and Change-in-Control

As discussed, you will be eligible for severance and change-in-control protection, pursuant to forms of agreement currently offered to other executive officers at Deluxe.

Richard Greene

September 15, 2006

Background Investigation and Drug Screening

This offer is contingent upon satisfactory results of a pre-employment background investigation and drug screen that we will arrange. Satisfactory results must be received prior to your commencement of work with the Company.

Confidentiality

This offer is contingent upon your acceptance of the attached Confidentiality Agreement by your signature and return to Deluxe of the original Agreement prior to your commencement of work for the Company.

Rick, I am excited you are joining our Leadership team, and I am confident that you will make a significant contribution to Deluxe. Please return to me a signed duplicate original of this letter to confirm your acceptance of our offer.

Sincerely,

/s/ Lee Schram

Lee Schram

Chief Executive Officer

cc:  Jeff Stoner

Accepted:	/s/ Richard Greene
Richard Greene